CREDIT FIRST              CREDIT SUISSE FIRST BOSTON CORPORATION
SUISSE BOSTON             Eleven Madison Avenue
                          New York, New York 10010   Telephone 212 325 2000


                           Offer to Purchase for Cash

                             All Outstanding Shares

                                       of

                      Series A Convertible Preferred Stock,

               Series B $1 Cumulative Convertible Preferred Stock

                                       and

                                  Common Stock
           (including the associated Preferred Stock Purchase Rights)

                                       of

                             Talley Industries, Inc.

                                       at

          $11.70 Net Per Share of Series A Convertible Preferred Stock,

 $16.00 Net Per Share of Series B $1 Cumulative Convertible Preferred Stock and

                      $12.00 Net Per Share of Common Stock

                                       by

                             Score Acquisition Corp.

                          a wholly owned subsidiary of

                        Carpenter Technology Corporation

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         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
CITY TIME, ON THURSDAY, OCTOBER 30, 1997, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

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                                                                October 2, 1997

To Brokers, Dealers, Commercial Banks,
      Trust Companies and Other Nominees:

     We have been appointed by Score Acquisition Corp. (the "Purchaser"), a Delaware corporation and a wholly owned subsidiary of Carpenter Technology Corporation, a Delaware corporation (the "Parent"), to act as Dealer Manager in connection with the Purchaser's offer to purchase for cash all of the outstanding shares of Series A Convertible Preferred Stock ("Series A Preferred Shares"), Series B $1 Cumulative Convertible Preferred Stock ("Series B Preferred Shares" and, together with the Series A Preferred Shares, "Preferred Shares") and Common Stock, par value $1.00 per share ("Common Shares" and together with the Preferred Shares, the "Shares"), of Talley Industries, Inc., a Delaware corporation (the "Company"), including, in the case of Common Shares, the associated Preferred Stock Purchase Rights (the "Rights") issued pursuant to the Rights Agreement between the Company and ChaseMellon Shareholder Services L.L.C., as Rights Agent, as amended and restated on February 2, 1996 (the "Rights Agreement"), at a purchase price of $11.70 per Series A Preferred Share, $16.00 per Series B Preferred Share and $12.00 per Common Share, net to the seller in cash without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer") enclosed herewith. The Offer is being made in connection with the Agreement and Plan of Merger, dated September 25, 1997, by and among the Parent, the Purchaser and the Company. Holders whose certificates evidencing such Shares (the "Certificates") are not immediately available or who cannot deliver their Certificates and all other required documents to the Depositary (as defined below) prior to the Expiration Date (as defined in Section 1 of the Offer to Purchase), or who, if applicable, cannot complete the procedures for book-entry transfer on a timely basis, must tender their Certificates according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.

     Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

     The Offer is subject to there being validly tendered and not withdrawn prior to the Expiration Date that number of Shares which represents at least a majority of the voting power represented by the Shares and other securities entitled generally to vote in the election of directors of the Company outstanding on a fully diluted basis. The Offer is also subject to other terms and conditions. See the "Introduction" and Section 15 of the Offer to Purchase.

     The following are enclosed herewith:

     1. The Offer to Purchase, dated October 2, 1997.

     2. The Letter of Transmittal to tender Shares and Rights for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares.

     3. The Notice of Guaranteed Delivery for Shares to be used to accept the Offer if Share Certificates are not immediately available, if such Certificates and all other required documents cannot be delivered to ChaseMellon Shareholder Services L.L.C. (the "Depositary") prior to the Expiration Date, or, if applicable, the procedure for book-entry transfer cannot be completed by the Expiration Date.

     4. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining your clients' instructions with regard to the Offer.

     5. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding.

     6. A return envelope addressed ChaseMellon Shareholder Services L.L.C., the Depositary.

     YOUR PROMPT ACTION IS REQUIRED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, OCTOBER 30, 1997, UNLESS THE OFFER IS EXTENDED.
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     Please note the following:

         1. The Offer price is $11.70 per Series A Preferred Share, $16.00 per Series B Preferred Share and $12.00 per Common Share, net to the seller in cash without interest thereon, upon the terms and subject to the conditions set forth in the Offer.

         2. The board of directors of the Company has determined that the Offer and the Merger (as defined in the Offer to Purchase) are fair to, and in the best interests of, the Company's stockholders, has approved the Merger Agreement (as defined in the Offer to Purchase) and the transactions contemplated thereby, including the Offer and the Merger, and recommends that the Company's stockholders accept the Offer and tender their Shares pursuant to the Offer.

         3. The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the Expiration Date that number of Shares which represents at least a majority of the voting power represented by the Shares and other securities entitled generally to vote in the election of directors of the Company outstanding on a fully diluted basis. The Offer also is subject to certain other conditions, which are set forth in the Offer to Purchase.

         4. The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Thursday, October 30, 1997, unless the Offer is extended.

         5. The Offer is being made for all of the outstanding Shares.

         6. Tendering stockholders who hold Shares in their names will not be obligated to pay brokerage fees or commissions to the Dealer Manager, the Depositary or the Information Agent or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. However, backup federal income tax withholding at a rate of 31% may be required, unless an exemption applies or unless the required taxpayer identification information is provided. See Instructions 8 and 9 of the Letter of Transmittal.

         7. Notwithstanding any other provision of the Offer, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation (as defined in Section 3 to the Offer to Purchase) with respect to) such Shares, (b) the Letter of Transmittal (or a facsimile thereof, properly completed and duly executed with any required signature guarantees or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer, and (c) any other documents required by the Letter of Transmittal. Accordingly, payment to all tendering stockholders may not be made at the same time, depending upon when certificates for Shares or Book-Entry Confirmation with respect to Shares are actually received by the Depositary.

     In order to take advantage of the Offer, (i) a duly executed and properly completed Letter of Transmittal with any required signature guarantees, or an Agent's Message (as defined in Section 3 of the Offer to Purchase) in connection with a book-entry delivery of Shares, and any other required documents should be sent to the Depositary, and (ii) Certificates representing the tendered Shares should be delivered to the Depositary, or, if applicable, Shares should be tendered by book-entry transfer into the Depositary's account maintained at one of the Book-Entry Transfer Facilities (as described in Section 3 of the Offer to Purchase) prior to the Expiration Date, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

     If Holders of Shares wish to tender, but it is impracticable for them to forward their Certificates or other required documents on or prior to the Expiration Date or, if applicable, to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified in Section 3 of the Offer to Purchase.
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     The Purchaser will not pay any commissions or fees to any broker, dealer or other person (other than the Dealer Manager) in connection with the solicitation of tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. The Purchaser will pay or cause to be paid any stock transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     Any inquiries you may have with respect to the Offer should be addressed to Credit Suisse First Boston Corporation, the Dealer Manager, at its address and telephone number set forth on the back cover of the Offer to Purchase. Requests for additional copies of the enclosed materials may be directed to the Information Agent, D.F. King & Co., Inc. at its address and telephone numbers set forth on the back cover of the Offer to Purchase.

                                       Very truly yours,

                                       CREDIT SUISSE FIRST BOSTON CORPORATION

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, PARENT, THE COMPANY, THE DEPOSITARY OR THE DEALER MANAGER, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.